Exhibit 11.2

POLICY

GEN-POL-009 v2.0

TITLE

INSIDER TRADING

Supersedes:	Not Applicable	Effective Date:	February 27, 2023

Author:	Richard Slansky, CFO	/s/ Richard Slansky	Signature/Date

Reviewed by	Pierluigi Paracchi, CFO	/s/ Pierluigi Paracchi	Signature/Date

Approved by	Mark Sirgo, Chairman	/s/ Mark Sirgo	Signature/Date

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1. PURPOSE

This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Genenta Science S.p.A. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with U.S. federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

2. SCOPE

2.1 Persons subject to the policy

This Policy applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors and all employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

2.2 Transactions subject to the policy

This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s ordinary shares (including ordinary shares represented by American Depositary Shares (“ADSs”)), options to purchase ordinary shares, and any other type of securities that the Company may issue, including (but not limited to) preference shares, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company Securities.

3. DEFINITIONS

3.1 Definition of material nonpublic information

3.1.2 Material Information.

Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s share price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●	Projections of future earnings or losses, or other earnings guidance (especially cash balance, burn and runway);
●	Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;

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●	A pending or proposed merger, acquisition or tender offer;
●	A pending or proposed acquisition or disposition of a significant asset; A pending or proposed joint venture;
●	A Company restructuring;
●	Significant related party transactions;
●	A change in dividend policy, the declaration of a share split, or an offering of additional securities;
●	Bank borrowings or other financing transactions out of the ordinary course;
●	The establishment of a repurchase program for Company Securities;
●	A change in the Company’s pricing or cost structure;
●	Major marketing changes; A change in management;
●	A change in auditors or notification that the auditor’s reports may no longer be relied upon;
●	Development of a significant new product, process, or service;
●	Timing and achievement of major development milestones;
●	Results of clinical trials;
●	Unusual gains or losses in major operations;
●	Pending or threatened significant litigation, or the resolution of such litigation;
●	Impending bankruptcy or the existence of severe liquidity problems;
●	The gain or loss of a significant customer or supplier;
●	The imposition of a ban on trading in Company Securities or the securities of another company.

3.1.3 When Information is Considered Public.

Information that has not been disclosed to the public is generally considered to be “nonpublic” information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

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4. ROLES AND RESPONSIBILITY

4.1 Individual responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

4.1 Administration of the policy

The Chief Financial Officer or the Finance Director shall serve as the Compliance Officer for the purposes of this Policy, and in his or her absence, the Chief Executive Officer or another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

5. STATEMENT OF POLICY

It is the policy of the Company that no director, officer, or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

●	Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans” and “Rule 10b5-1 Plans;”
●	Recommend the purchase or sale of any Company Securities;
●	Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
●	Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

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There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

6. POLICY

6.1 Transactions by family members and others

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

6.2 Transactions by entities that you influence or control

This Policy applies to any entities that you influence or control, including any corporations, partnerships, or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

6.3 Transactions under company plans

This Policy does not apply in the case of the following transactions, except as specifically noted.

6.3.1 Stock Option Exercises.

This Policy does not apply to the exercise of an employee share option acquired pursuant to the Company’s equity incentive plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of ordinary shares (including ordinary shares in the form of ADSs) as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

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6.3.2 Restricted Stock Awards.

This Policy does not apply to the vesting of restricted shares, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold ordinary shares to satisfy tax withholding requirements upon the vesting of any restricted shares. This Policy does apply, however, to any market sale of restricted shares (including ordinary shares in the form of ADSs).

6.3.3 Plan.

This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

6.3.4 Employee Stock Purchase Plan.

The Company may in the future establish one or more employee share purchase plans in order to enable eligible employees to purchase ordinary shares with accumulated payroll deductions. This Policy does not apply to purchases of Company Securities in any such employee share purchase plan resulting from your periodic contribution of money to such plan pursuant to the election you made at the time of your enrollment in such plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to any such plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in any such plan for any enrollment period, and to your sales of Company Securities purchased pursuant to such plan.

6.3.5 Dividend Reinvestment Plan.

The Company may in the future establish one or more dividend reinvestment plans in order to enable eligible shareholders to purchase ordinary shares with the Company’s ordinary share dividends. This Policy does not apply to purchases of Company Securities under any such dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make under any such dividend reinvestment plan, and to your election to participate in such plan or increase your level of participation in such plan. This Policy also applies to your sale of any Company Securities purchased pursuant to such plan.

6.3.6 Other Similar Transactions.

Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

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6.4 Transactions not involving a purchase or sale

Bona fide gifts of Company Securities are subject to this Policy. Unless approved in advance by the Compliance Officer, a person subject to this Policy may not make a gift, charitable contribution or other transfer without consideration of Company Securities during a period when such person cannot trade.

6.5 Special and prohibited transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below.

6.5.1 Short-Term Trading.

Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).

6.5.2 Short Sales.

Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

6.5.3 Publicly-Traded Options.

Given the relatively short term of publicly traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

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6.5.4 Hedging Transactions.

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company strongly discourages you from engaging in such transactions. Any person wishing to enter into such an arrangement must first submit the proposed transaction for approval by the Compliance Officer. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

6.5.5 Margin Accounts and Pledged Securities.

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

6.5.6 Standing and Limit Orders.

Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

7. ADDITIONAL PROCEDURES

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

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7.1 Pre-Clearance Procedures.

The persons designated by the Compliance Officer as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for preclearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale.

7.2 Semi-Annual Trading Restrictions.

The persons designated by the Compliance Officer as subject to this restriction, as well as their Family Members or Controlled Entities, may not conduct any transactions involving the Company Securities (other than as specified by this Policy), during a “Blackout Period” beginning fifteen days prior to the end of each semi-annual fiscal period (i.e., June 15th and December 15th) and ending on the second business day following the date of the public release of the Company’s earnings results for that period. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on the second business day following the public release of the Company’s earnings and ending fifteen days prior to the close of the next semi-annual fiscal period.

Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a Blackout Period, but only if the Compliance Officer concludes that the person does not in fact possess material nonpublic information. Persons wishing to trade during a Blackout Period must contact the Compliance Officer for approval at least two business days in advance of any proposed transaction involving Company Securities.

7.3 Event-Specific Trading Restriction Periods.

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

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7.4 Exceptions.

The semi-annual trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans.” Further, the requirement for pre-clearance, the semi-annual trading restrictions and event driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

7.5 Rule 10b5-1 plans

Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides a defense from insider trading liability under Rule 10b-5 under the Exchange Act. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions.

In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party.

In order to enter into a Rule 10b5- 1 Plan pursuant to this Policy, the following requirements must be satisfied:

●	The Rule 10b5-1 Plan must comply with the requirements of Rule 10b5-1 under the Exchange Act and this Policy.

●	The Rule 10b5-1 Plan must be submitted to the Compliance Officer for approval and the person adopting the Rule 10b5- 1 Plan must certify to the Compliance Officer in writing, no earlier than five days prior to the date that the 10b5-1 Plan is formally adopted (and shall not have withdrawn such certification prior to such adoption), that as of such date and as of the adoption date of the 10b5-1 Plan, (i) such person is not and, to their knowledge, will not be, aware of material nonpublic information, (ii) all trades to be made pursuant to the 10b5-1 Plan will be in accordance with applicable SEC rules, (iii) such person is adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b-5 of the Exchange Act, and (iv) such person will act in good faith with respect to the 10b5-1 Plan throughout its duration. Such person must notify the Compliance Officer promptly and withdraw the certification if any changes of circumstances prior to the adoption date of the 10b5-1 Plan have or will render such certification to be inaccurate as of that time.

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●	The first trade under the Rule 10b5- 1 Plan must not occur: (i) for directors and officers of the Company, until the later of (A) ninety (90) days after adoption of the 10b5-1 Plan and (B) two (2) business days following the disclosure of the Company’s financial results in a Form 20-F or Form 6-K for the completed fiscal quarter in which the 10b5-1 Plan was adopted that discloses the Company’s financial results (but not to exceed 120 days following the adoption of the 10b5-1 Plan); and (ii) for persons other than directors and officers of the Company, thirty (30) days after adoption of the 10b5-1 Plan, in each case, following the Compliance Officer’s approval of the Rule 10b5- 1 Plan. These waiting periods are collectively referred to as the “Cooling-Off Period.”

●	The 10b5-1 Plan must not be a single-trade 10b5-1 Plan adopted during the 12-month period immediately following the person’s adoption of another single-trade 10b5-1 Plan, subject to the exceptions noted in Rule 10b5-1.

●	The Rule 10b5- 1 Plan must be adopted during a Trading Window and not during any Blackout Period.

●	The person may have no more than one 10b5-1 Plan adopted at any point in time (i.e., multiple concurrent or overlapping plans are prohibited), subject to the exceptions noted in Rule 10b5-1.

Once a person has an approved 10b5-1 Plan in place, such person will need approval from the Compliance Officer to make certain changes to it. Modifying or changing the amount, price, or timing of the purchase or sale of Company Securities underlying the 10b5-1 Plan (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of such securities) (any such modification or change, a “Plan Modification”) will be deemed to be the same as terminating the existing 10b5-1 Plan and entering into a new 10b5-1 Plan. As a result, the approval process for a Plan Modification is the same as the approval process for initially adopting a 10b5-1 Plan, including being subject to a new Cooling-Off Period.

Once a person has an approved 10b5-1 Plan in place, they will need approval from the Compliance Officer to terminate it.

Persons subject to this Policy may also enter into a “non-Rule 10b5-1 trading arrangement” (as defined in Regulation S-K Item 408(c)). The approval process for a non-Rule 10b5-1 trading arrangement will be subject to the same approval process as a 10b5-1 Plan except the non-Rule 10b5-1 trading arrangement is not subject to a Cooling-off Period.

7.6 Post-termination transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The preclearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

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7.7 Consequences of violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s

Securities, is prohibited by U.S. federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

7.8 Company assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer.

7.9 Certification

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy. See Annex 1.

8. REVIEW AND REVISIONS

This Policy will be reviewed periodically (at least every 3 years) and updated if necessary.

9. REASON FOR CHANGE

This Policy was amended effective as of February 27, 2022 as a result of the SEC’s adoption of amendments to Rule 10b5-1 under the Exchange Act and new disclosure requirements to enhance investor protections against insider trading, as well as to incorporate ministerial and clarifying changes.

10. PREVIOUS HISTORY OF POLICY

This Policy was originally adopted effective as of July 21, 2021, and subsequently amended effective as of February 27, 2023.

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ANNEX 1: CERTIFICATION FORMAT

I certify that:

1.	I have read and understand the Company’s Insider Trading Policy (the “Policy”). I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.

2.	Since December 15, 2021, or such shorter period of time that I have been an employee of the Company, I have complied with the Policy.

3.	I will continue to comply with the Policy for as long as I am subject to the Policy.

Print name:

Signature:

Date:

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